Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form S-1 of our report dated January 13, 2020, with respect to our audit of the consolidated financial statements of Reliance Global Group, Inc. as of December 31, 2018, for the period from August 1, 2018 to December 31, 2018 (Successor) and for the period from January 1, 2018 to July 31, 2018 (Predecessor).

/s/ Friedman LLP

East Hanover, New Jersey
October 8, 2020